KCCW CERTIFIED PUBLIC ACCOUNTANTS

Audit • Tax • Consulting • Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)

January 7, 2025

Members of the Audit Committee or
Board of Directors
AiXin Life International, Inc.
Hongxing International Business Building 2,
14th FL, No. 69 Qingyun South Ave.,
Jinjiang District, Chengdu City, Sichuan Province, China

Effective January 7, 2025, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

As a result of our resignation, and as required by Item 4.0l(a) of Form 8-K, "Changes in Registrant's Certifying Accountant," you will have to file a Form 8-K with the SEC disclosing the matters specified in Item 304(a)(l) of Regulation S-K.

We will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,

KCCW

KCCW Accountancy Corp.